Exhibit 99.Bd.(xiii)

THIRD AMENDMENT TO AMENDED AND RESTATED

INVESTMENT SUB-ADVISORY AGREEMENT

The Amended and Restated Investment Sub-Advisory Agreement between HL Investment Advisors, LLC and Wellington Management Company, LLP dated as of August 28, 2002, and applicable to Hartford Fundamental Growth HLS Fund, (formerly Focus HLS Fund, et al. (the “Agreement”)), is hereby amended to include Hartford Global Equity HLS Fund (the “New Fund”) as a new Portfolio. All provisions in the Agreement shall apply to the New Fund except as stated below.

The sub-advisory fee shall be accrued daily and paid quarterly, based upon the following annual rates and upon the calculated daily net asset value of Hartford Global Equity HLS Fund:

Net Asset Value	Annual Rate
First $250 million	0.500%
Next $250 million	0.450%
Next $500 million	0.400%
Amount Over $1 billion	0.350%

This amended Agreement is effective for a period of two years from the date hereof and shall continue in effect thereafter in accordance with the provisions of Section 9 of the Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this amendment to be executed as of the 31st day of January 2008.

HL INVESTMENT ADVISORS, LLC			WELLINGTON MANAGEMENT COMPANY, LLP

By:	/s/Robert Arena		By:	/s/Jonathan M. Payson
	Robert Arena		Jonathan M. Payson
	Title:	Manager and Senior Vice President	Title:	Senior Vice President

HSF, Inc.